UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)    September 30, 2005

               Pennsylvania Real Estate Investment Trust
(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	1-6300	23-6216339

(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

The Bellevue, 200 S. Broad Street, Philadelphia, Pennsylvania	19102

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:    (215) 875-0700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03     Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

In a Current Report on Form 8-K filed on April 26, 2005, Pennsylvania Real Estate Investment Trust (“PREIT” or the “Company”) disclosed that it had signed commitment letters with each of The Prudential Insurance Company of America and The Northwestern Mutual Life Insurance Company (collectively, the “Lenders”) pursuant to which the Lenders, on a several basis, had offered to provide a $200 million first mortgage loan (the “Loan”) secured by Cherry Hill Mall in Cherry Hill, New Jersey, a property owned by a subsidiary of the Company (the subsidiary is the named borrower in the transaction). On September 30, 2005, the Company completed this mortgage loan transaction.

The Company used a portion of the proceeds of the Loan to repay the previous first mortgage on the property, which the Company had assumed upon its acquisition of Cherry Hill Mall in 2003. The previous mortgage had a balance of approximately $70.2 million at closing. The Company used the remaining net proceeds to repay a portion of the outstanding balance under its unsecured revolving credit facility. After the repayment on September 30, 2005, there was a total of $276.0 million outstanding under the credit facility, with interest rates on amounts outstanding ranging from 4.82% to 4.90% per annum.

The Loan has an interest rate of 5.422% per annum, which is 517.8 basis points lower than the interest rate on the previous loan. The Loan will be repaid based on a 30 year amortization schedule and will mature in October 2012. The Company has a right to convert the Loan to an unsecured corporate obligation during the first six years of the Loan term, subject to the requirement that the Company shall have received letters from two nationally recognized rating agencies stating that the Loan and other senior long term unsecured debt of the Company’s operating partnership shall have a rating of at least BBB from Standard & Poor’s or Fitch and/or Baa2 from Moody’s, and subject to financial and other covenants and conditions set forth in the Loan documentation. The borrower may prepay the Loan beginning twenty four months after the closing date, provided that it pays a specified prepayment premium. The Loan contains various customary events of default, including, among others, nonpayment of principal, interest, fees or other amounts; inaccuracy of representations; violation of covenants; and certain bankruptcy events. If an event of default occurs under the Loan, then, subject to the borrower’s customary cure rights, the Lenders may declare the entire outstanding balance of the Loan, including all accrued and unpaid interest, any prepayment premium and any late charges and other amounts, to be immediately due and payable.

In consideration of the Lenders fixing the interest rate on the Loan in April 2005, the Company had delivered to the Lenders an interest rate standby fee in the form of a $6.0 million letter of credit. Upon the closing of the Loan, this letter was returned to the Company.

This report contains certain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and other matters that are not historical facts. These forward-looking statements reflect PREIT’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause future events, achievements or results to differ materially from those expressed or implied by the forward-looking statements. PREIT does not intend to and disclaims any duty or obligation to update or revise any forward-looking statements set forth in this report to reflect new information, future events or otherwise. Investors are directed to consider the risks and uncertainties discussed in other documents PREIT has filed with the Securities and Exchange Commission and, in particular, PREIT’s Annual Report on Form 10-K for the year ended December 31, 2004.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

	10.1	Promissory Note, dated September 30, 2005, in the principal amount of $100.0 million, issued by Cherry Hill Center, LLC in favor of The Prudential Insurance Company of America.

	10.2	Promissory Note, dated September 30, 2005, in the principal amount of $100.0 million, issued by Cherry Hill Center, LLC in favor of The Northwestern Mutual Life Insurance Company.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

Date: October 3, 2005	By:/s/ Jonathan B. Weller__________
Jonathan B. Weller
Vice Chairman

EXHIBIT INDEX

10.1	Promissory Note, dated September 30, 2005, in the principal amount of $100.0 million, issued by Cherry Hill Center, LLC in favor of The Prudential Insurance Company of America.

10.2	Promissory Note, dated September 30, 2005, in the principal amount of $100.0 million, issued by Cherry Hill Center, LLC in favor of The Northwestern Mutual Life Insurance Company.